Filed under Rule 433
File No. 333-180897-01

Final Term Sheet

March 19, 2013

Issuer:	Arizona Public Service Company
Security:

$100,000,000 4.50% Notes due 2042 (the “New Notes”), which will be part of the same series of debt securities issued on January 13, 2012 by the Issuer in the amount of $325,000,000 (the “Existing Notes”)

Maturity:	April 1, 2042
Interest rate:	4.50%
Yield to maturity:	4.187%
Spread:	+105 basis points
Benchmark Treasury security:	2.75% due November 15, 2042
Benchmark Treasury yield:	3.137%
Optional redemption:	Make-whole call at any time prior to October 1, 2041 at Treasury rate plus 25 basis points and, thereafter, at par
Qualified reopening:

The offering of the New Notes is expected to qualify as a “qualified reopening” of the Existing Notes under U.S. Treasury regulations. See “Certain United States Federal Income Tax Consequences” in the Preliminary Prospectus Supplement dated March 19, 2013

Interest payment dates:	April 1 and October 1
First interest payment date:	October 1, 2013
Public offering price:	105.182% per note less accrued interest from and including March 22, 2013 to but excluding April 1, 2013 (such accrued interest totaling $112,500)
Trade date:	March 19, 2013
Settlement date:	March 22, 2013 (T+3)
Expected Ratings:	Baa1 / BBB+ / BBB+ (Moody’s / S&P / Fitch)
Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
Joint Book-Running Managers:	Mitsubishi UFJ Securities (USA), Inc.
RBS Securities Inc.
SunTrust Robinson Humphrey, Inc.
CUSIP/ISIN:	040555CN2 / US040555CN22

Arizona Public Service Company has filed a registration statement (including a prospectus, as supplemented) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates.  Before you invest, you should read the prospectus (as supplemented) in that registration statement and other documents Arizona Public Service Company has filed with the SEC for more complete information about Arizona Public Service Company and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, Arizona Public Service Company, any

underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Mitsubishi UFJ Securities (USA), Inc. toll-free at 1-877-649-6848, RBS Securities Inc. toll-free at 1-866-884-2071 or SunTrust Robinson Humphrey, Inc. toll-free at 1-800-685-4786.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded.  Such disclaimers were automatically generated as a result of this communication being sent via email or another communication system.